ASSET PURCHASE AGREEMENT
By and Among

StreamTrack Media, Inc. (“Seller”)

and

Dane Media, LLC (“Buyer”)

Dated November 15, 2013

			Page No.

Recitals
1	Purchase and Sale of Assets		5
	1.1	Sale of Acquired Assets	5
	1.2	Purchase Price	5
	1.3	Risk of Loss	5

2	Obligations and Liabilities		5

3	Closing and Further Acts		6
	3.1	Time and Place of Closing	6
	3.2	Actions at Closing	6
	3.3	Conduct of Business Prior to Closing	6

4	Representations and Warranties of Seller		6
	4.1	Power and Authority; Binding Nature of Agreement	6
	4.2	Good Standing	6
	4.3	Approvals	7
	4.4	Representations True on Closing Date	7

5	Representations and Warranties of Buyer		7
	5.1	Power and Authority; Binding Nature of Agreement	7
	5.2	Good Standing	7
	5.3	Approvals	7
	5.4	Representations True on Closing Date	7

			Page No.
6	Notice Requirements		7
	6.1	Notice Requirement	7

7	Further Assurances and Post Closing Covenants		8
	7.1	Employee Plans and Employment	8

8	Survival of Representations and Warranties		8

9	Indemnification		8
	9.1	Indemnification by Seller	8
	9.2	Indemnification by Buyer	8
	9.3	Procedure for Indemnification Claims	8

10	Injunctive Relief		9
	10.1	Damages Inadequate	9
	10.2	Injunctive Relief	9

11	Waivers		9
12	Successors and Assigns		10
13	Entire and Sole Agreement		10
14	Governing Law		10
15	Counterparts		10
16	Attorney’s Fees and Costs		10
17	Assignment		10
18	Remedies		10
19	Section Headings		10
20	Severability		10
21	Notices		11
22	Publicity		11
23	Confidentially		11

Exhibit A:  Bill of Sale of Assets

Exhibit B:  List of Assets

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of the 15th day of November 2013, by and among Dane Media, LLC., a New Jersey Limited Liability Corporation (the “Buyer”), and StreamTrack Media, Inc., a California corporation (“Buyer’s Subsidiary”), with respect to the following facts:

R E C I T A L S

A.	Seller is engaged in the business of phone verified education lead generation through Student Matching Service(s) product (the “Business”).

B.
Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Business and substantially all of the assets (collectively, the “Acquired Assets”) of Seller on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, and in light of the above recitals to this Agreement, the parties to this Agreement hereby agree as follows:

1. Purchase and Sale of Assets.

1.1           Sale of Acquired Assets.  Upon the terms, and subject to the conditions set forth in this Agreement being satisfied or waived as provided herein, at the Closing (as defined in Section 3 of this Agreement), Seller will sell, transfer, and assign to Buyer its call center and data relationships utilized to run the Business, and the Student Matching Service(s) websites, as more particularly described in Exhibit C to this Agreement (the “Acquired Assets”).

1.2           Purchase Price.  Upon the terms and conditions set forth in this Agreement, in consideration for the sale, assignment, and transfer of the Acquired Assets to Buyer, the Buyer will, immediately upon Closing issue wire payment to Seller for $50,000, issue another wire payment for $50,000 on December 13, 2013, and issue a final wire payment for $50,000 on December 31, 2013.

1.3           Risk of Loss.  After the Closing, all risk of loss, damage or destruction to the Acquired Assets will be borne by Buyer.  The Purchase Price being paid to Seller by Buyer will be non-revocable and no refundable.

2. Obligations and Liabilities.

Buyer will be entitled to all income associated with the Student Matching Service business and will assume only those liabilities accrued to the Student Matching Service business after the closing of the purchase of Student Matching Service related assets.

Seller will maintain all income and all liabilities associated to the Student Matching Service related business through the date of closing of this Asset Purchase Agreement with the exception of invoices relating to Dane Media for the billable time period of September 1, 2013 through the date of closing of this Agreement for Sale. Any money owed by Dane Media for invoices billed between September 1, 2013, and November 15, 2013 will be waived and forgiven as of the closing date of the sale and purchase of assets.

3. Closing and Further Acts.

3.1           Time and Place of Closing.  The closing of the transaction contemplated by this Agreement (the “Closing”) will take place on November 15, 2013 (the “Closing Date”).

3.2           Actions at Closing.  Following the Closing, the following actions will take place:

(a) Buyer will deliver to Seller the assignment of applicable Agreements for the Business.

Buyer will assist in the transition of the Business relationships with an introduction email or phone call.  Upon full payment and satisfaction by Buyer to Seller in the amount of $150,000 under this Agreement, Seller shall disclose to Buyer previous business relationships for allocation and data.

(b) Non-compete: Seller for 12 months following the close of this Agreement shall not compete with Buyer in call center verified education leads. Nothing shall restrict Seller from working in other verticals with call center(s) or from generating education leads through its streaming media product(s).

3.3           Conduct of Business Prior to Closing.  Seller will:

(a) Consistent with the ordinary course of business, maintain the operations and goodwill of the Business and the Seller, and continue its relationships with persons having business dealings with Seller; and

4. Representations and Warranties of Seller.

Seller represents and warrants to Buyer as follows:

4.1           Power and Authority; Binding Nature of Agreement.  Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement is a valid and binding obligation of Seller.

4.2           Good Standing.  Seller (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and are in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

4.3           Approvals.  No authorization, consent or approval of, or registration or filing with, any governmental authority is required to be obtained or made by Seller in connection with the execution, delivery or performance of this Agreement, and the conveyance by Seller to Buyer of the Business and the Acquired Assets.

4.4           Representations True on Closing Date.  The representations and warranties of each Party set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

5. Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

5.1           Power and Authority; Binding Nature of Agreement.  Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part.  Assuming that this Agreement is a valid and binding obligation of the Seller, this Agreement is a valid and binding obligation of Buyer.

5.2           Good Standing.  Buyer (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required, including mortgage banking licenses.

5.3           Approvals.  No authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement.

5.4           Representations True on Closing Date.  The representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

6. Notice Requirement

6.1           Notice Requirement.  Seller will give prompt written notice to Buyer of any development occurring after the date of this Agreement, or any item about which Seller did not have actual knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a breach of any of the representations and warranties in Section 5 of this Agreement.  Buyer will give prompt written notice to Seller of any development occurring after the date of this Agreement, or any item about which Buyer did not have actual knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a breach of any of the representations and warranties in Section 5 of this Agreement.  No disclosure by any party pursuant to this Section 6.1 will be deemed to amend or supplement the Exhibits or to prevent or cure any misrepresentation or breach of any representation, warranty, or covenant in this Agreement.

7. Further Assurances and Post Closing Covenants.

7.1           Employee Plans and Employment.

(a) Nothing contained herein will be deemed to create any third party benefits for any employee or former employee of either Party. Nothing contained herein will be deemed to create any right of employment for any employee of either Party before or after the Closing Date.

8. Survival of Representations and Warranties.

All representations and warranties made by each of the parties hereto will survive the Closing for a period of one year after the Closing Date.

9. Indemnification.

9.1           Indemnification by Seller.  Seller agrees to indemnify, defend and hold harmless Buyer against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ and experts’ fees and costs, incurred by Buyer or any of its affiliates arising, resulting from, or relating to any and all liabilities of Seller arising from the Seller’s operation of the Business prior to the Closing, any misrepresentation of a material fact or omission to disclose a material fact made by Seller in this Agreement, any exhibits to this Agreement or in any other document furnished or to be furnished by Seller under this Agreement, or any breach of, or failure by Seller to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Seller under this Agreement.

9.2           Indemnification by Buyer.  Buyer agrees to indemnify, defend and hold harmless Seller against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ and experts’ fees and costs incurred by Seller or any of its affiliates arising, resulting from or relating to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement, including but not limited to indemnifying Seller for all liabilities arising from the  Buyer’s operation of the Business after the Closing.

9.3           Procedure for Indemnification Claims.

(a) Whenever any parties become aware that a claim (an “Underlying Claim”) has arisen entitling them to seek indemnification under this Section 9 of the Agreement, such parties (the “Indemnified Parties”) shall promptly send a notice (“Notice”) to the parties liable for such indemnification (the “Indemnifying Parties”) of the right to indemnification (the “Indemnity Claim”); provided, however, that the failure to so notify the Indemnifying Parties will relieve the Indemnifying Parties from liability under this Agreement with respect to such Indemnity Claim only if, and only to the extent that, such failure to notify the Indemnifying Parties results in material prejudice to the Indemnifying Parties of rights and defenses otherwise available to the Indemnifying Parties with respect to the Underlying Claim.  Any Notice pursuant to this Section 9.3(a) shall set forth in reasonable detail, to the extent then available, the basis for such Indemnity Claim and an estimate of the amount of damages arising therefrom.

(b) If an Indemnity Claim does not result from or arise in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties will have fifteen (15) calendar days following receipt of the Notice to issue a written response to the Indemnified Parties, indicating the Indemnifying Parties’ intention to either (i) contest the Indemnity Claim or (ii) accept the Indemnity Claim as valid.  The Indemnifying Parties’ failure to provide such a written response within such fifteen (15) day period shall be deemed to be an acceptance of the Indemnity Claim as valid.  In the event that an Indemnity Claim is accepted as valid, the Indemnifying Parties shall, within fifteen (15) Business Days thereafter, pay the damages incurred by the Indemnified Parties in respect of the Underlying Claim in cash by wire transfer of immediately available funds to the account or accounts specified by the Indemnified Parties.  To the extent appropriate, payments for indemnifiable damages made pursuant to Section 9 of the Agreement will be treated as adjustments to the Purchase Price.

(c) In the event an Indemnity Claim results from or arises in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties shall have fifteen (15) calendar days following receipt of the Notice to send a Notice to the Indemnified Parties of their election to, at their sole cost and expense, assume the defense of any such Underlying Claim or legal proceeding; provided that such Notice of election shall contain a confirmation by the Indemnifying Parties of their obligation to hold harmless the Indemnified Parties with respect to damages arising from such Underlying Claim.  The failure by the Indemnifying Parties to elect to assume the defense of any such Underlying Claim within such fifteen (15) day period shall entitle the Indemnified Parties to undertake control of the defense of the Underlying Claim on behalf of and for the account and risk of the Indemnifying Parties in such manner as the Indemnified Parties may deem appropriate, including, but not limited to, settling the Underlying Claim.  However, the parties controlling the defense of the Underlying Claim shall not settle or compromise such Underlying Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.  The non-controlling parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.

(d) The Indemnifying Parties and the Indemnified Parties will cooperate reasonably, fully and in good faith with each other, at the sole expense of the Indemnifying Parties, in connection with the defense, compromise or settlement of any Underlying Claim including, without limitation, by making available to the other parties all pertinent information and witnesses within their reasonable control.

10. Injunctive Relief.

10.1           Damages Inadequate.  Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

10.2           Injunctive Relief.  It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

11. Waivers.

If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.  Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

12. Successors and Assigns.

Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.

13. Entire and Sole Agreement.

This Agreement and its exhibits and schedules constitute the entire agreement between the parties and supersede all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement.  This Agreement may be modified or amended only by a written agreement signed by the parties against whom the amendment is sought to be enforced.

14. Governing Law.

This Agreement will be governed by the laws of California without giving effect to applicable conflict of laws provision.  With respect to any disputes arising out of or relating to this Agreement will be brought in the County of Santa Barbara, California.

15. Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

16. Attorneys’ Fees and Costs.

In the event that either party must resort to legal action in order to enforce the provisions of this Agreement or to defend such action, the prevailing party will be entitled to receive reimbursement from the nonprevailing party for all reasonable attorneys’ fees and all other costs incurred in commencing or defending such action, or in enforcing this Agreement, including but not limited to post judgment costs.

17. Assignment.

This Agreement may not be assigned by any party without prior written consent of the other parties.

18. Remedies.

Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party will have all other remedies now or hereafter existing at law, in equity, by statute or otherwise.  The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

19. Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and will not be used in construing it.

20. Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the validity or enforceability of any other provision or part of this Agreement.

21. Notices.

Each notice or other communication hereunder must be in writing and will be deemed to have been duly given on the earlier of (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date five (5) days after the date such notice or other communication is mailed by registered or certified mail (postage prepaid) to the intended recipient at the following address (or at such other address as the intended recipient will have specified in a written notice given to the other parties hereto):

If to Seller:

StreamTrack Media, Inc.
347 Chapala Street
Santa Barbara, California 93101
Attention; Aaron Gravitz, Chief Executive Officer
Telephone Number:  (805) 308-9152
Facsimile Number:   (805) 456-0406
Email Address:  aaron@streamtrackmedia.com

If to Buyer:

Dane Media, LLC
385 Sylvan Ave. Suite 24
Englewood Cliffs, NJ 07632
Attention: Robert Selt
Telephone Number:  (201) 960-9569
Email Address:  rselt@danemedia.com

22. Publicity.

Except as may be required in order for a party to comply with applicable laws, rules, or regulations or to enable a party to comply with this Agreement, no press release, notice to any third party or other publicity concerning the transactions contemplated by this Agreement will be issued, given or otherwise disseminated without the prior approval of each of the parties hereto; provided, however, that such approval will not be unreasonably withheld.

23. Confidentiality.

Any information, including but not limited to data, business information (including customer lists and prospects), technical information, computer programs and documentation, programs, files, specifications, drawings, sketches, models, samples, tools or other data, oral, written or otherwise, (hereinafter called “Information”), furnished or disclosed by one party to the other for the purpose of the contemplated transaction herein, will remain the disclosing party’s property until the Closing at which time all such Information will become the property of Buyer.  All copies of such Information in written, graphic or other tangible form must be returned to the disclosing party immediately upon written request if the transaction contemplated herein is not consummated.  Such information must be kept confidential by the receiving party, will be used only in performing due diligence pursuant to this Agreement, and may not be used for other purposes except upon such terms as may be agreed upon between Seller and Buyer in writing.

(Signatures on following page.)

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

Seller:	StreamTrack Media, Inc.
a California corporation

	By:	/s/ Aaron Gravitz
Aaron Gravitz,
Chief Executive Officer

Buyer:	Dane Media, LLC
a New Jersey Limited Liability Company

	By:	/s/ Robert Selt
Robert Selt, Chief Executive Officer

EXHIBIT A

BILL OF SALE OF ASSETS

BILL OF SALE OF ASSETS

StreamTrack Media, Inc., a California corporation (“Seller”), hereby sells and conveys to Dane Media, LLC. (Buyer), all of the assets (the “Assets”) pursuant to the terms of that certain Asset Purchase Agreement (“Agreement”), made and entered into as of November 15, 2013, by and among StreamTrack Media, Inc., a California corporation, and Dane Media, LLC, a New Jersey Limited Liability corporation, and assigns the Assets to Buyer forever, free and clear of all liens and encumbrances other than those assumed by the Buyer in the Agreement.

IN WITNESS WHEREOF, Seller has signed and delivered this Bill of Sale to Buyer’s on November 15, 2013 at Santa Barbara, California.

StreamTrack Media, Inc.
a California corporation

By:	/s/ Aaron Gravitz
Aaron Gravitz, Chief Executive Officer

EXHIBIT B

LIST OF ACQUIRED ASSETS
www.studentmatchingservice.com
www.studentmatchingservices.com
Call center Agreement
Data/List Management Agreement